Exhibit 3.7

ARTICLES OF ORGANIZATION
OF
GOLDEN NUGGET EXPERIENCE, LLC

The undersigned, for the purpose of forming a limited-liability company (the “Company”), pursuant to and by virtue of Chapter 86 of Nevada Revised Statutes, hereby executes the following articles of organization.

ARTICLE I

NAME

The name of the Company is Golden Nugget Experience, LLC.

ARTICLE II

REGISTERED OFFICE AND RESIDENT AGENT

The name of the initial resident agent and the initial address of the registered office where process may be served in the State of Nevada is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.  The Company may, from time to time, in the manner provided by Nevada law, change the resident agent and the registered office within the State of Nevada.

ARTICLE III

INDEMNIFICATION AND PAYMENT OF EXPENSE

Section 3.1          Indemnification and Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in theses articles of organization, the Company’s operating agreement or any other agreement, the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member or manager in his or her capacity as a member or manager of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the member of manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Section 3.2          Repeal, Modification and Conflicts.  Any repeal or modification of Section 3.1 approved by the members of the Company shall be prospective only.  In the event of any conflict between Section 3.1 and any other article of the Company’s articles of organization, the terms and provision of Section 3.1 shall control.

ARTICLE IV

MANAGEMENT

The management of the Company shall be vested in its members, whose names and addresses are as follows:

NAME	ADDRESS

GNLV, Corp.	Post Office Box 610 Las Vegas, Nevada 89125

ARTICLE V

ORGANIZER

The name and post office box or street address of the organizer signing these articles of organization is:

NAME	ADDRESS

Ellen L. Schulhofer	300 S. Fourth Street, Ste, 1200 Las Vegas, Nevada 89101

IN WITNESS WHEREOF, pursuant to Nevada Revised Statutes 86.151, I have executed these articles of organization as of the 17th day of May, 2000.

/s/ Ellen L. Schulhofer
Ellen L. Schulhofer, Organizer